UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                  FORM 11-K



      (X)  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

                 For the fiscal year ended December 31, 1996

                       Commission file number 0-18173

                                     OR

      ( )  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
           SECURITIES EXCHANGE ACT 1934

                 BANKNORTH GROUP, INC. EMPLOYEE SAVINGS PLAN
                          (Full title of the Plan)

                            BANKNORTH GROUP, INC.
          (Name of issuer of securities held pursuant to the plan)

                     300 FINANCIAL PLAZA, P.O. BOX 5420
                            BURLINGTON, VT  05401
                   (Address of principal executive office)




Item 4. Plan Financial Statements and Schedules prepared in accordance with the financial reporting requirements of ERISA.

      Plan financial statements and schedules as of and for the year ended December 31, 1996, will be prepared in accordance with ERISA and filed under Form 11-K/A as an amendment to this Form 11-K within the allowed 180 day period after the plan's fiscal year end.




                                  SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       BANKNORTH GROUP, INC.
                                       EMPLOYEE SAVINGS PLAN
                                       (Name of Plan)





                                       By: /S/  Neal E. Robinson
                                           ---------------------------
                                           Neal E. Robinson
                                           Treasurer



Date:  March 27, 1997